Exhibit 99.1

EVERGREENBANCORP, INC.

The following are responses to questions raised at our recent 2009 annual shareholders meeting. We thought we would share them with our shareholders and other interested parties.

Q - What are the Bank's Class B Visa shares worth assuming they could be converted to Class A shares today?

A - At Visa's current share price of $66 per share, the approximate market value is $5,340,000. Since the book value of those shares is zero, the entire value would be recorded as a gain on sale.

Q - What will they be worth in 2 years, the earliest date they can be converted and sold?

A - There is no way to know what the share price will be in 2 years.

Q - What percentage of loans are construction and development loans?

A - As of 3/31/09, approximately 20%

Q - Of your construction loans, what percentage is non-performing?

A - Approximately 19%.

Q - On page #75 of the 10-K the accountants called attention to the fact that the internal control of financial reporting of operations had material weaknesses. What is being done to solve those problems?

A -The material weakness comment related to our ability to identify credits that had deteriorated in quality too quickly to be able to factor those into the calculation of our allowance for loan losses. There were many loans that were identified by a third party loan reviewer that management engaged in January where his group of people identified loans that were classified before our people were able to identify them. We formed a special assets group, and significantly tightened quarterly reporting requirements by our relationship managers. We have brought additional staff on board to specifically focus on that area.

Q - The history of the Bank began with Teachers State Bank where the Bank targeted its business efforts on teachers. Now, as EvergreenBank, you should be reaching out to environmental groups, teachers and teachers unions for deposits and other business.

A - I appreciate those comments because what we have to do is identify those potential sources. That in part is what the new affinity debit card is all about, where a portion of the income will be shared with an environmentally-focused non-profit organization.

Q - Where was the capital adequacy ratio at March 31, 2009 and where was it at December 31, 2008?

A - At 3/31/09, our total risk-based capital ratio was at 9.21% and at 12/31/08 it was at 8.96%

Q - If you had gotten the full market value credit on your assets for your Visa shares you would be well capitalized wouldn't you?

A - Yes

Q - How much capital would it take today for the bank to be well capitalized?

A - That's a tricky question. I can tell you what it would take to get to 10% total risk-based capital, which is where we would need to be to be considered well capitalized under the regulation. The question is, would that be considered adequate by our regulators? We are discussing with our investment banking firm what potential investors' views of our capital needs might be and we are still working through those numbers.

Q - On page 10 of the Form 10-Q, you state:

"Due to the conditions and events discussed herein, substantial doubt exists as to our ability to continue as a going concern. We have determined that significant additional sources of liquidity and capital will be required for us to continue operations through 2009 and beyond."

If you don't get significant liquidity and capital how realistic is that statement?

A - The premise is that we have $130 million in brokered CDs and as those mature we will not have the wherewithal to replace them. We have been working on growing core deposits to replace those brokered CDs as they mature. Our challenge is to continue to grow deposits--that is the liquidity that section of the 10-Q speaks to. Currently $90 million in brokered CDs will mature this year and we have currently $65 million in excess liquidity on the balance sheet which says we need to increase our liquidity by the $25 million difference with core deposits or sources of other funds.

Q - Do you feel like you're on the right track to accomplish that?

A - I feel very good at where we are today. Last fall was scary for everyone in banking. I feel we have made great strides towards changing the assumptions underlying the going concern opinion. Raising $25 million in core deposits in the first quarter was a great first step, something this bank has never done. But until we get it done, it isn't done. .

Q - If deposit growth stops, what is the real likelihood of EvergreenBank not being in business?

A - Truly, if it stops today, then that is what the going concern opinion is about and we would not be here. But what you're asking is, are we just going to lie down and say it's over and not try any more? No. Our job is to change the going concern opinion by doing the work that we need to do.

Q - What is the percentage of non-performing asset to total assets at the end of the quarter, including OREO?

A - Approximately 7.1%

Q - Of those how many are still classified as non-performing?

A - Substantially all.

Q - The holding company has trust preferred and other banks have had to write it down how is that being marked down- who owns it?

A - The trust preferred shares were issued at the Bancorp level and I can not tell you what the value of the pools in which it was issued are marked to. There are banks who own trust preferred shares as part of their investment portfolio and many have had to mark it down, creating capital challenges for that reason. From the holding company's standpoint the capital is not impaired.

Q -What is the percent of CDs to total deposits?

A - Certificate of Deposits to totaled approximately $231 million as of 3/31/09, 60% of our total deposits.

Q - That sounds like a large portion of your deposit base - there is talk in the 10-Q about getting a waiver to issue new brokered CDs. Can you talk to that?

A - While there is a possibility to get a waiver, and we have talked with our regulators about a waiver, we have not yet requested one because we haven't needed to. According to the FDIC, they are rarely granting waivers. There are many banks with brokered CDs that are less than well-capitalized and I believe the issue will be looked at in the future. This makes it doubly important that we grow core deposits.

Q - TARP - your stand on it? - Is it safe to say that you are not going to accept TARP money?

A - While we have not made anything public about the board of directors, their discussions and the decisions that have been made, I can give you information about TARP to give you some perspective on the program. In an article in the 4/6/09 edition of the Wall Street Journal it was reported that as of January 15th, out of 8,500 banks in the country, the FDIC had receive 1,615 applications. The FDIC recommended 408 to the treasury who had approved 267. Milestone Advisors reported that as of 5/15/09 the number of applicants approved was 588 institutions. 529 were banks 55 were thrifts and 4 were others. Of those, 302 were public institutions and 196 were private institutions which we are considered. The Treasury Secretary announced in front of the Independent Community Bankers Association that there would be a second round of TARP money for banks under $500 million. I would not begin to presume that the money is available to anybody at this point because it has not been defined.

Q - What is the reason for the move of the head office from Eastlake since obviously the cost per square foot when you move to downtown Seattle was more?

A - I can tell you it was not. When we moved here the market for class A office space in downtown Seattle was very soft. We got a very good price which includes space we picked up as recently as last year when we subleased a space in this very building from Washington Mutual who was paying $36 a foot that we subleased for $24 a foot. I can also tell you the new space for the Lynnwood office is substantially less than the old space.

Q - Back on January 22, 2009 the bank entered into a Supervisory Directive with the FDIC and the DFI. In the history of the bank has that ever happened in the past?

A - Not that we are aware of.

Q - I know that there are restrictions listed - is that too restrictive on the way the bank does business?

A - The Bank received a Supervisory Directive from the DFI and has restrictions as disclosed in the 10-Q. The Federal Reserve Bank is the regulator for the holding company so the MOU they issued was a mirror or shadow document of the Supervisory Directive. All it said was the same thing that the Supervisory Directive said but as it pertains to the holding company.